Mail Stop 3233

                                                          December 18, 2018

Via E-mail
Mr. Lon Jacobs
Global General Counsel
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

       Re:    Las Vegas Sands Corp.
              Form 10-K for the fiscal year ended December 31, 2017 Filed February 23, 2018
              File No. 1-32373

Dear Mr. Jacobs:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Wilson K. Lee

                                                          Wilson K. Lee
                                                          Senior Staff
Accountant
                                                          Office of Real Estate
& -
                                                            Commodities